Exhibit 10.1

August __, 2017

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Hemispherx Biopharma, Inc. Employee

2017 Temporary Stock for Pay Plan

In order to alleviate a temporary shortage of cash, Hemispherx Biopharma, Inc. (the “Company”), with the approval of the Board of Directors of the Company (the “Board”) based on the recommendation of the Compensation Committee of the Board, has adopted the Hemispherx Biopharma, Inc. 2017 Employee Stock for Pay Plan (the “Plan”).

Participation in the Plan by all employees will be mandatory. To initiate the Plan each employee will be given a $3,000 bonus to be paid in the form of Company common stock (“Common Stock”), calculated as set forth below and delivered to him or her pursuant to the Deposit/Withdrawal at Custodian (“DWAC”) of the Depository Trust Company.

Subsequently, each employee’s salary will be paid 50% in cash and 50% in the form of unrestricted Common Stock. This will take place on each semi-monthly payroll date occurring during the Plan period and to begin during the first pay period of September 2017. Payment pursuant to the Plan will continue until such time as the Board determines and the Board shall notify all employees when the Plan terminates. The number of shares of Common Stock to be issued to each employee shall be determined by dividing the amount of salary for a given pay period by the closing price of the Common Stock on the NYSE American seven days prior to the end of the pay period.

The employees have been encouraged to sell the Common Stock within a two to three-day period after such stock has been issued to them. It has been requested and agreed upon that each employee participating in the Plan will open up an online trading account into which his or her shares can be deposited by DWAC and that at the end of each quarter each employee will have his or her account reviewed by the Company and that if the shares were sold within the above timeframe, any shortfall in the employee’s salary will be made up at that time (the “Distribution”). Any overage will not be of consequence.

Senior management of the Company: specifically, Tom Equels, Peter Rodino, David Strayer, Adam Pascale, Carol Smith and Wayne Springate have agreed to a 40% deferred compensation plan and all Directors have agreed to a 100% deferred compensation plan, both to commence simultaneously with this Temporary cash preservation plan.

Plan Administration.

The Company will have Shares of Common Stock delivered under the Plan to each employee via DWAC for each pay period. In order to be eligible for the Distribution, each employee must have opened a proper online trading account and sold such shares within three days after such employee received such shares.

Delivery of shares of Stock under the Plan will constitute taxable income to a Participant at the time the shares of Stock are delivered and will be subject to payroll taxes.

Withholding Taxes.

Taxes shall be withheld from each employee’s semi-monthly payroll. All tax withholdings will be taken from the cash portion of the employees payroll that consists of 50% cash and 50% unrestricted common stock.

Disclosure/Registration.

The shares of Common Stock under the Plan will be issued to employees pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan (the “EIP”) and have been registered under the Securities Act of 1933, as amended (the ‘33 Act”), on Form S-8 and may be publicly sold. The following documents have been delivered to the employee herewith:

●	The Amended and Restated 2009 Equity Incentive Plan.
●	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

This agreement incorporates by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (attached hereto) and all documents subsequently filed by it with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 33 Act.

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